UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2015

People’s Utah Bancorp
(Exact name of registrant as specified in its charter)

Utah	001-37416	87-0622021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street American Fork, UT
(Address of principal executive offices)

84003
(Zip code)

(801) 642-3998
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 10, 2015, People’s Utah Bancorp (the “Company”), in connection with the closing of the initial public offering (the “Offering”) of common shares of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) by and among the Company, Bank of American Fork, the selling shareholders party thereto (the “Selling Shareholders”) and D.A. Davidson & Co., as representative of the underwriters, pursuant to which the Company and the Selling Shareholders agreed to sell an aggregate of 2,500,000 common shares, of which 2,282,000 common shares were sold by the Company and 218,000 common shares were sold by the Selling Shareholders, at a public offering price of $14.50 per share. The Underwriting Agreement included a 30-day option for the underwriters to purchase from the Company an additional 375,000 shares at the public offering price, which was exercised prior to closing of the Offering. The Company received net proceeds of approximately $34.8 million from the Offering. The closing of the Offering occurred on June 16, 2015.

The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

A form of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 filed on May 5, 2015 (File Number 333-205318))

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Utah Bancorp

Date: June 16, 2015	By:	/s/ Richard T. Beard
Richard T. Beard
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 filed on May 5, 2015 (File Number 333-205318))